UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2007

RACKABLE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51333	32-0047154
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

46600 Landing Parkway
Fremont, CA 94538
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (510) 933-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 6, 2007 the Compensation Committee of the Board of Directors of Rackable Systems, Inc. (the “Company”) approved a management bonus plan for the second half of 2007. The plan includes the Company’s executive officers. The management bonus plan provides that quarterly bonuses are payable based upon the achievement of revenue and non-GAAP gross margin targets established by the Compensation Committee each quarter. Under the plan, for a bonus to be “Earned,” the Company must achieve a specified minimum quarterly revenue threshold. If the threshhold is achieved then a percentage is assigned determined by the amount of actual revenues achieved in the quarter. If a bonus is Earned, a multiplier (determined by the non-GAAP gross margin achieved in the quarter) is applied to the percentage to arrive at the “Bonus Percentage.” The plan participant’s quarterly bonus is then determined by multiplying the plan participant’s quarterly target bonus by the Bonus Percentage. In the event of achievement of the revenue and non-GAAP gross margin targets, the respective percentage is established at 100%; in the event of over-achievement of the revenue and/or non-GAAP gross margin targets, the percentage with respect to the component relating to that metric may exceed 100% but the amount of the quarterly bonus is capped at a fixed percentage above the plan participant’s quarterly bonus target.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Rackable Systems, Inc.

Dated: August 8, 2007	By:	/s/ William Garvey
William Garvey
General Counsel and Vice President Corporate Development